Exhibit 99.1
[Logo]




                                                        1025 Eldorado Boulevard
                                                     Broomfield, Colorado 80021
                                                                 www.Level3.com

                                                                   NEWS RELEASE

Level 3 contacts:

Media:            Josh Howell                      Investors:        Robin Grey
                  720-888-2517                                     720-888-2518

                  Arthur Hodges                                Sandra Curlander
                  720-888-6184                                     720-888-2501


                    Level 3 Announces Tender Results To Date


BROOMFIELD, Colo., November 15, 2004 -- Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that $1,104,727,255 aggregate principal amount of its debt securities due 2008 specified in the table below (the "Notes") have been tendered pursuant to Level 3's pending cash tender offers (the "Offers") as of 5:00 p.m., New York City time on Friday, November 12, 2004 (the "Early Tender Date"). The terms and conditions of the Offers are set forth in Level 3's Offer to Purchase dated October 29, 2004 and the related Letter of Transmittal.

Each Offer is scheduled to expire at 12:00 midnight, New York City time, on November 29, 2004, unless extended (the "Expiration Date"). Holders of Notes of any series validly tendered prior to 5:00 p.m., New York City time on the Early Tender Date will receive the "Total Consideration" for that series shown in the table below, consisting of the applicable "Tender Offer Consideration" for that series and the "Early Tender Payment" for that series, each as shown in the table below, if such Notes are accepted for purchase. Holders of Notes of any series who validly tender after the Early Tender Date and whose Notes are accepted for purchase will receive the applicable Tender Offer Consideration for that series but will not receive the Early Tender Payment. Accrued interest up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted Notes.

                    Acceptance    Principal                      Principal      Percentage
                    ----------      Amount                    Amount Tendered       of                      Early
        Title of     Priority    Outstanding      Maximum       as of Early     Outstanding  Tender Offer   Tender         Total
        Security      Level                     Offer Amount    Tender Date      Tendered    Consideration* Payment* Consideration*

                        1       $1,203,652,000  $450,000,000  $  243,955,000       20.3%       $ 837.50      $ 20.00     $ 857.50
      9-1/8% Senior
      Notes due
      2008
                        2       $362,036,000    $362,036,000  $  229,226,000       63.3%       $ 867.50      $ 20.00     $ 887.50
      11% Senior
      Notes due
      2008
                        3       $409,462,000    $409,462,000  $  262,515,000       64.1%       $ 837.50      $ 20.00     $ 857.50
      10-1/2% Senior
      Discount
      Notes due
      2008 **
                        4     EUR320,826,000  EUR320,826,000 EUR284,461,000       88.7%       EUR830.00      EUR20.00    EUR850.00
      10-3/4% Senior
      Euro Notes
      due 2008

* Per $1,000 or EUR1,000 principal amount of notes accepted for purchase, as applicable.

**   Principal amount outstanding represents principal amount at maturity.

Notes tendered pursuant to the Offers prior to 5:00 p.m., New York City time, on the Early Tender Date may no longer be withdrawn. Notes tendered pursuant to the Offers after 5:00 p.m., New York City time, on the Early Tender Date may be withdrawn until 12:00 midnight on the Expiration Date.

Level 3's obligation to accept for purchase Notes pursuant to the Offers is conditioned on the receipt by the company's subsidiary, Level 3 Financing, Inc., of borrowings of at least $400 million under a proposed new senior secured credit facility expected to mature in 2011, into which Level 3 Financing, Inc. is seeking to enter. The Offers are subject to the satisfaction or waiver of certain other conditions.

As described in the Offer to Purchase, Level 3 will have no obligation to accept for purchase or to pay for Notes tendered pursuant to the Offers in an aggregate principal amount in excess of $450 million. Validly tendered Notes in each series will be accepted for payment in accordance with each series' "Maximum Offer Amount" and "Acceptance Priority Level."

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to any series of Notes. The Offers may only be made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.

Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from the Information Agent for the Offers, Global Bondholder Services Corporation, at 212-430-3774 and 866-873-6300 (collect).

Merrill Lynch & Co. is the Dealer Manager for the Offers. Questions regarding the Offers may be directed to Merrill Lynch & Co. at 800-ML4-TNDR (toll-free) and 212-449-4914.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries

Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors